Exhibit 99.1

News Release

P.O. Box 110  •  Route 5  •  South Deerfield  •  MA  •  01373-0110

FOR IMMEDIATE RELEASE

Contact: Bruce L. Hartman

(413) 665-8306, Ext. 4414

YANKEE CANDLE ANNOUNCES CHIEF FINANCIAL OFFICER

BRUCE L. HARTMAN TO RETIRE AFTER FISCAL YEAR END

South Deerfield, MA – November 12, 2009 – The Yankee Candle Company, Inc. (“Yankee” or the “Company”) the leading designer, manufacturer, wholesaler and retailer of premium scented candles, today announced that Bruce L. Hartman, the Company’s Executive Vice President, Chief Administrative Officer and Chief Financial Officer, will retire after the end of the current fiscal year. Mr. Hartman joined Yankee in January, 2008.

“Bruce has made tremendous contributions to Yankee Candle in his nearly two years here,” said Harlan Kent, Chief Executive Officer of the Company. “Among his many accomplishments, Bruce has been extremely effective in driving numerous cost reduction and productivity initiatives which have allowed Yankee to navigate the very challenging economic conditions of the past few years. He has also been instrumental in leading our focus on cash flow and working capital management in a manner which has allowed us to pay down our debt ahead of schedule, even in these difficult times, and thus enhance our long-term equity value for our stakeholders. Most importantly, Bruce has accomplished these things in a sustainable manner, by establishing ongoing processes and instilling a Company-wide mindset that will allow us to continue to build upon these efforts going forward.”

It is currently anticipated that Mr. Hartman will continue to serve fully in his current role through the end of the Company’s fiscal year and the closing of the annual financial statements.

“Bruce has been a strong partner for both Craig Rydin, our Executive Chairman, and me,” Mr. Kent continued. “While we will miss his contributions, we respect Bruce’s decision to retire for personal reasons and very much appreciate his willingness to do so in a planned and orderly manner and to work with us on ensuring a smooth transition. On behalf of our management team and employees, and the Company’s Board of Directors, I wish to thank Bruce for his leadership and friendship, and wish him and his family all the best. Our Board of Directors and I will lead a comprehensive search for Bruce’s successor and we are confident that we will appoint a new CFO who will provide the leadership skills necessary to support Yankee Candle’s continuing growth and success.”

“I have truly enjoyed working here at Yankee Candle and it has been an honor and privilege to have worked with Craig, Harlan, a very supportive Board of Directors and so many other talented and dedicated people,” said Mr. Hartman. “Yankee is an outstanding company with a strong management team and a bright future; so my decision to retire was a very difficult one. I have had the opportunity to work on some exciting business opportunities over the course of my career, but I would now like to turn my focus to community outreach, philanthropic endeavors, and spending more time with my family. I am proud of all that we have accomplished in the past few years and am confident that the Company will continue to grow and prosper. For my part, I intend to work with Harlan and the rest of the team to do whatever I can to ensure an effective and seamless transition.”

About Yankee Candle

The Yankee Candle Company, Inc. is the leading designer, manufacturer, wholesaler and retailer of premium scented candles, based on sales, in the giftware industry. Yankee Candle has a 40-year history of offering distinctive products and marketing them as affordable luxuries and consumable gifts. The Company sells its products through a North American wholesale customer network of 19,124 store locations, a growing base of Company owned and operated retail stores (495 Yankee Candle Stores located in 43 states as of October 3, 2009), direct mail catalogs, and its Internet website (www.yankeecandle.com). Outside of North America, the Company sells its products primarily through its subsidiary, Yankee Candle Company (Europe), Ltd., which has an international wholesale customer network of 3,483 store locations and distributors covering a combined 41 countries.

This press release may contain certain information constituting “forward-looking statements” for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to any statements concerning the Company’s or management’s plans, objectives, goals, strategies, expectations, estimates, beliefs or projections, or any other statements concerning future performance or events. Actual results could differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties, including but not limited to the following: the impact of the ongoing economic situation and any continued deterioration in consumer confidence or spending; the impact of our Merger with affiliated investment funds of Madison Dearborn Partners, LLC on our financial and operating results; the risk that the substantial indebtedness incurred in connection with the Merger, and the debt agreements entered into in connection therewith, might restrict our ability to operate our business and pursue certain business strategies; the risk that we may not be able to generate sufficient cash flows to meet our debt service obligations; the current economic conditions in the United States as a whole and the continuing weakness in the retail environment; the risk that we will be unable to maintain our historical growth rate; the effects of competition from others in the highly competitive giftware industry; our ability to anticipate and react to industry trends and changes in consumer demand; our dependence upon our senior executive officers; the risk of loss of our manufacturing and distribution facilities; the impact on the price of our notes of seasonal, quarterly and other fluctuations in our business; the risk of any disruption in wax supplies; and other factors described or contained in the Company’s most recent Annual Report on Form 10-K on file with the Securities and Exchange Commission. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. While we may elect to update certain forward-looking statements at some point in the future, we specifically disclaim any obligation to do so even if experience or future events may cause the views contained in any forward-looking statements to change.